EXHIBIT 99.1

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

FD
Leigh Parrish, Caren Villarreal
212-850-5600

dELiA*s, INC. ANNOUNCES

FOURTH QUARTER AND FISCAL 2008 RESULTS

•	Full year revenue increases 7.0% to $215.6 million; Fourth quarter revenue increases to $67.2 million
•	Full year retail comparable store sales increased 2.8%; Fourth quarter retail comparable store sales decreased 2.0%
•	Fourth quarter earnings from continuing operations in line with expectations

New York, NY – March 25, 2009 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting girls and young women between the ages of 12 and 19, today announced the results for its fourth quarter and fiscal year ended January 31, 2009. All financial results in this press release are for continuing operations only unless otherwise stated.

Total revenue for the fourth quarter of 2008 increased to $67.2 million from $67.1 million in the fourth quarter of fiscal 2007. Net loss for the fourth quarter of 2008, including after-tax store impairment, restructuring costs and costs related to the sale of the Company’s CCS business of $0.4 million, or $0.01 per diluted share, was $0.9 million, or $0.03 per diluted share. This compares to net income for the fourth quarter of 2007 of $2.1 million , or $0.07 per diluted share. Net income for the fourth quarter of 2007 included an income tax benefit of $2.3 million, or $0.07 per diluted share.

Net income for the fourth quarter of 2008, including the results of discontinued operations, was $22.6 million, or $0.73 per diluted share, compared to net income of $6.0 million, or $0.19 per diluted share for the fourth quarter of 2007. Included in the results of discontinued operations for the fourth quarter of 2008 was a pre-tax gain of $49.4 million related to the sale of the CCS business which occurred in the fourth quarter, reflecting, in part, the allocation of $28.1 million of non-deductible goodwill to the business. The resulting income taxes of approximately $31.0 million related to the gain on the CCS sale will be partially offset by the utilization of NOL carryforwards. The Company expects cash income taxes payable to be approximately $25 million to $27 million for fiscal 2008, including taxes on the gain on the sale of CCS.

Robert Bernard, Chief Executive Officer, commented, “We are pleased with the traction that our business gained during 2008 and that we closed out the year achieving our goal of positive EBITDA for the fourth quarter, despite significant external challenges. Moreover, we are proud to have been able to deliver positive same-store sales performance for the year. Although our same-store sales declined for the fourth quarter, our comparable results continued to be strong in relation to our peer group. We believe that the positive sales momentum that we experienced throughout 2008 is due to our focus on improving our merchandise assortment and our careful edit of the dELiA*s brand, which has been well-received by our customers, even during difficult economic conditions.”

Fiscal Fourth Quarter Results

Total revenue from continuing operations for the fourth quarter of 2008 increased to $67.2 million from $67.1 million in the fourth quarter of fiscal 2007. Revenue from the retail segment increased 6.9% to $33.9 million, or 50.5% of total revenue. Revenue from the direct segment decreased 6.0% to $33.3 million, or 49.5% of total revenue.

Total gross margin was 37.5% in the fourth quarter of fiscal 2008 as compared to 38.6% in the prior year quarter. The decline in total gross margin was largely driven by a lower retail merchandise margin as a result of increased promotional activity, partially offset by lower inventory obsolescence as a result of better planning and clearing methods throughout 2008.

Selling, general and administrative (SG&A) expenses, including restructuring costs and other costs related to the sale of CCS of $0.5 million, were $26.5 million, or 39.5% of sales, for the fourth quarter of 2008, compared to $26.0 million, or 38.8% of sales in the fourth quarter of

2007. SG&A expenses excluding restructuring and transaction costs were consistent in both dollars and as a percent of sales with the fourth quarter of 2007. SG&A expenses for the fourth quarter of 2008 were also negatively impacted by a shift in the timing of direct segment catalog circulation from the third quarter to the fourth quarter.

As a result of the restructuring process undertaken in the fourth quarter, the Company was able to identify annualized cost savings of approximately $6.8 million for fiscal 2009.

Income from discontinued operations, including the gain from the sale of CCS, net of income taxes, was $23.4 million in the fourth quarter of 2008 compared to $3.9 million in the prior year’s fourth quarter.

Results by Segment

Retail Segment Results

Total revenue for the retail segment for the fourth quarter of 2008 increased 6.9%, or $33.9 million from $31.7 million in the fourth quarter of fiscal 2007. Retail comparable store sales declined 2.0% for the fourth quarter compared to an increase of 6.0% for the fourth quarter of 2007. Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, was 26.0% compared to 26.1% in the prior year period. The decline in retail segment gross margin was driven by increased promotional activity due to the challenging economic environment, offset by lower inventory obsolescence. SG&A expenses for the retail segment were $12.0 million, or 35.5% of sales, in the fourth quarter compared to $12.1 million, or 38.0% of sales, in the prior year period, reflecting the leveraging of store selling expenses on higher sales. The quarterly operating loss for the fourth quarter for the retail segment improved to $3.3 million from $3.8 million in the prior year period.

The Company opened one store location during the fourth quarter of fiscal 2008, ending the period with 97 stores.

Direct Segment Results

Total revenue for the direct segment for the fourth quarter of 2008 decreased 6.0% to $33.3 million from $35.4 million in the prior year period. Sales were impacted largely by the difficult economic environment and limited opportunities for promotional selling due to the timing of catalog printings and mailings. Gross margin for the direct segment decreased to 49.3% from 49.8% due primarily to a deleveraging of certain fixed costs on lower sales volume. SG&A expenses for the direct segment were $14.5 million, or 43.6% of sales, compared to $14.0 million, or 39.4% of sales, in the prior year period, reflecting the shift in timing of catalog circulation into the fourth quarter. The quarterly operating income for the fourth quarter for the direct segment was $1.9 million compared with $3.7 million in the prior year period.

Fiscal Year Results

For the fiscal year ended January 31, 2009, total revenue increased 7.0% to $215.6 million from revenue of $201.6 million for the prior year. Total gross margin was 35.7% compared to 36.0% for the prior year. SG&A expenses were $95.6 million, or 44.3% of sales, for fiscal 2008, compared to $91.0 million, or 45.2% of sales, for the prior fiscal year.

Income from discontinued operations, including the gain from the sale of CCS, net of income taxes, was $29.8 million for fiscal 2008 compared to $10.0 million in the prior fiscal year.

Net loss in fiscal 2008, including after-tax store impairment, restructuring costs and costs related to the sale of CCS of $0.7 million, or $0.02 per diluted share, was $12.6 million, or $0.41 per diluted share. This compares to a net loss of $12.3 million, or $0.40 per diluted share, for fiscal 2007.

Net income for fiscal 2008, including the results of discontinued operations, was $17.2 million, or $0.55 per diluted share, compared with a net loss of $2.3 million, or $0.08 per diluted share for prior fiscal year.

Robert Bernard, Chief Executive Officer, commented, “We are satisfied with the progress that we have made with our corporate right-sizing and pleased that the process is essentially complete. As we enter fiscal year 2009, we remain optimistic about the long-term potential of our core dELiA*s and Alloy brands. We remain focused on realizing the brands’ synergies and maximizing their opportunities for growth. In addition, we are pleased that we entered the year with a significantly strengthened balance sheet as a result of the net cash proceeds from the sale of CCS. In the near term, we plan to retain our cash to fund our ongoing capital needs, as it provides us with added flexibility while we navigate the challenging and uncertain economic environment. We will continue to manage our cash in order to maintain the strength of our balance sheet.”

Conference Call and Webcast Information

A conference call to discuss fourth quarter and fiscal year 2008 results is scheduled for Wednesday, March 25, 2009 at 10:00 a.m. eastern time. The conference call will be webcast live at www.deliasinc.com. A replay of the webcast will be available on the Company’s website for one year. A replay of the conference call will be available until April 25, 2009 by dialing (888) 286-8010, pass code 57137475.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting girls and young women between the ages of 12 and 19. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

dELiA*s, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	January 31, 2009	February 2, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$92,512	$11,399
Inventories, net	33,942	27,423
Prepaid catalog costs	2,759	3,666
Deferred income taxes	2,000	—
Other current assets	5,481	6,641
Assets held for sale	—	16,424

Total current assets	136,694	65,553

Property and equipment, net	53,164	51,901
Goodwill	12,073	12,073
Intangible assets, net	2,440	2,517
Other assets	430	317
Assets held for sale	—	28,170

Total assets	$204,801	$160,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,389	$22,611
Current portion of mortgage note payable	2,205	203
Income taxes payable	25,243	578
Accrued expenses and other current liabilities	28,822	29,443
Liabilities held for sale	—	330

Total current liabilities	77,659	53,165

Deferred credits and other long-term liabilities	11,813	7,979
Long-term portion of mortgage note payable	—	2,212

Total liabilities	89,472	63,356

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock; $.001 par value, 25,000,000 shares authorized, none issued	—	—
Common Stock; $.001 par value; 100,000,000 shares authorized; 31,199,889 and 31,026,473 shares issued and outstanding, respectively	31	31
Additional paid-in capital	97,728	96,733
Retained earnings	17,570	411

Total stockholders’ equity	115,329	97,175

Total liabilities and stockholders’ equity	$204,801	$160,531

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	January 31, 2009		February 2, 2008
	(13 Weeks)		(13 Weeks)

Net revenues	$67,213	100.0%	$67,125	100.0%
Cost of goods sold	42,004	62.5%	41,204	61.4%

Gross profit	25,209	37.5%	25,921	38.6%

Selling, general and administrative expenses	26,539	39.5%	26,008	38.7%
Impairment of long-lived assets	39	0.1%	—	0.0%

Total operating expenses	26,578	39.5%	26,008	38.7%

Operating loss	(1,369)	-2.0%	(87)	-0.1%
Interest income (expense), net	192	0.3%	(123)	-0.2%

Loss from continuing operations before income taxes	(1,177)	-1.8%	(210)	-0.3%
Benefit for income taxes	(304)	-0.5%	(2,275)	-3.4%

(Loss) income from continuing operations	(873)	-1.3%	2,065	3.1%
Income from discontinued operations, net of income taxes	23,446	34.9%	3,941	5.9%

Net income	$22,573	33.6%	$6,006	8.9%

Basic and diluted earnings (loss) per share:
(Loss) income from continuing operations	$(0.03)		$0.07
Income from discontinued operations	$0.76		$0.13

Net income	$0.73		$0.19

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,003,988		30,961,350

dELiA*s, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	January 31, 2009		February 2, 2008
	(52 Weeks)		(52 Weeks)

Net revenues	$215,620	100.0%	$201,557	100.0%
Cost of goods sold	138,629	64.3%	129,041	64.0%

Gross profit	76,991	35.7%	72,516	36.0%

Selling, general and administrative expenses	95,560	44.3%	91,009	45.2%
Impairment of long-lived assets	613	0.3%	—	0.0%

Total operating expenses	96,173	44.6%	91,009	45.2%

Operating loss	(19,182)	-8.9%	(18,493)	-9.2%
Interest expense, net	(309)	-0.1%	(5)	0.0%

Loss from continuing operations before for income taxes	(19,491)	-9.0%	(18,498)	-9.2%
Benefit for income taxes	(6,874)	-3.2%	(6,164)	-3.1%

Loss from continuing operations	(12,617)	-5.9%	(12,334)	-6.1%
Income from discontinued operations, net of income taxes	29,776	13.8%	9,999	5.0%

Net income (loss)	$17,159	8.0%	$(2,335)	-1.2%

Basic and diluted earnings (loss) per share:
Loss from continuing operations	$(0.41)		$(0.40)
Income from discontinued operations	$0.96		$0.32

Net income (loss)	$0.55		$(0.08)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	30,942,877		30,834,884

dELiA*s Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	January 31, 2009	February 2, 2008
	(52 Weeks)	(52 Weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$17,159	$(2,335)
Less income from discontinued operations	29,776	9,999

Loss from continuing operations	(12,617)	(12,334)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:

Depreciation and amortization	8,794	7,586
Deferred income taxes	(2,319)	—
Impairment of long-lived assets	613	—
Stock-based compensation	995	1,062
Changes in operating assets and liabilities:
Inventories	(6,519)	(4,510)
Prepaid catalog costs and other current assets	2,067	(1,029)
Other noncurrent assets	167	283
Income taxes payable	24,665	(72)
Accounts payable, accrued expenses and other liabilities	3,556	12,189

Total adjustments	32,019	15,509

Net cash provided by operating activities of continuing operations	19,402	3,175
Net cash used in operating activities of discontinued operations	(21,126)	(1,649)

Net cash (used in) provided by operating activities	(1,724)	1,526

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,158)	(19,558)

Net cash used in investing activities of continuing operations	(12,158)	(19,558)
Net cash provided by investing activities of discontinued operations	95,205	—

Net cash provided by (used in) investing activities	83,047	(19,558)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of mortgage note payable	(210)	(130)
Proceeds from exercise of employee stock options	—	697
Payment of capitalized lease obligation	—	(10)

Net cash used in financing activities	(210)	557

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	81,113	(17,475)
CASH AND CASH EQUIVALENTS, beginning of period	11,399	28,874

CASH AND CASH EQUIVALENTS, end of period	$92,512	$11,399

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Thirteen Weeks Ended		For The Fifty-Two Weeks Ended
	January 31, 2009	February 2, 2008	January 31, 2009		February 2, 2008
Channel net revenues (1):
Retail	$33,942	$31,745	$113,063		$98,069

Direct:
Catalog	6,479	8,264	19,004		23,994
Internet	26,792	27,116	83,553		79,494

Total direct	33,271	35,380	102,557		103,488

Total net revenues	$67,213	$67,125	$215,620		$201,557

Internet % of total direct revenues	81%	77%	81%		77%

Comparable store sales	(2%)	6%	3%		4%

Catalogs mailed (1)	12,772	11,778	46,465		50,488

Inventory—retail	$14,867	$13,526	$14,867		$13,526

Inventory—direct (1)	$19,075	$13,897	$19,075		$13,897

Number of stores:
Beginning of period	96	87	86		74
Opened	1	1	13	*	23	**
Closed	—	2	2	*	11	**

End of period	97	86	97		86

Total gross sq. ft @ end of period	370.1	330.3	370.1		330.3

*	Totals include one store that was closed and relocated to another site in same mall during the first quarter of fiscal 2008, and one store that was closed and relocated to another site in same mall during the second quarter of fiscal 2008.
**	Totals include one store that was closed in the first quarter of fiscal 2007 that was remodeled and reopened during the second quarter of 2007; one store that was closed and relocated to another site in the same mall during the first quarter of fiscal 2007, one store that was closed and relocated to another site in the same mall during the second quarter of fiscal 2007, and one store that was closed and relocated to another site in the same mall during the third quarter of fiscal 2007.
(1)	Restated to exclude the CCS business.